Echo Automotive Inc. 10-Q

Exhibit 10.1

September 23, 2013

Dear Todd Lawson,

We are very pleased to present to you this Offer of Employment with Echo Automotive per the terms defined below. We trust that your knowledge, skills and experience will be among our most valuable assets. This offer will be replaced by a more comprehensive employment agreement that will include the following terms.

At Echo Automotive, we look forward to becoming a leader in advanced transportation technologies. Our goals are aggressive and achievable. We are committed to the launch of innovative products and recognize our employees bring a diverse perspective to our business and form the basis of our success. Our performance-based culture is embodied in the values we share: excellence, integrity, commitment, and respect for all individuals.

During your at-will employment hereunder, you shall devote your full energies, interests, and abilities on a full time basis to the performance of the obligations identified herein and shall not, without the Company’s prior written consent, render to others services of any kind for compensation or otherwise which would interfere in any way with the performance of your obligations hereunder.

Should you accept this job offer, per company policy you'll be eligible to receive the following beginning on your hire date.

•	Official Start Date: On or before November 4, 2013

•	Position: Chief Financial Officer

•	Location: 16000 N. 80th Street, Scottsdale, Arizona 85260

•	Base Salary: Annual gross starting salary of $170,000, paid in accordance to our standard payroll procedures.

•	Performance Bonuses: Employee will be eligible to receive up to 50% of the base salary in performance-based bonuses. Criteria for such bonuses to be defined in Employment Agreement.

•	Performance Review: Employee will receive periodic performance reviews. The details of such reviews will be outlined in the Employment Agreement and Employee Handbook.

•	Stock Option Program: The Company will grant you 1,000,000 stock options. These options would vest quarterly over 4 years with 100,000 shares vesting immediately at employment. The complete vesting schedule is below. The strike price of these options will be set at the current stock price at hire date. These shares will be subject to a voting rights agreement.

	800K initial	200K add'l	Total
Immediate	100,000	—	100,000
Quarter 1	43,750	—	43,750
Quarter 2	43,750	—	43,750
Quarter 3	43,750	—	43,750
Quarter 4	43,750	—	43,750
Quarter 5	43,750	—	43,750
Quarter 6	43,750	—	43,750
Quarter 7	43,750	—	43,750
Quarter 8	43,750	—	43,750
Quarter 9	43,750	—	43,750
Quarter 10	43,750	—	43,750
Quarter 11	43,750	—	43,750
Quarter 12	43,750	—	43,750
Quarter 13	43,750	50,000	93,750
Quarter 14	43,750	50,000	93,750
Quarter 15	43,750	50,000	93,750
Quarter 16	43,750	50,000	93,750
	800,000	200,000	1,000,000

•	Employee Benefits: Standard benefits for salaried-exempt employees, including the following.
•	Health Insurance
•	Dental Insurance (Employee Paid)
•	Standard Echo Holidays (12 Total)
•	Vacation (3 weeks)
•	Cell phone or reimbursement
•	Reasonable reimbursement for professional classes

•	Severance: In the event you are terminated without cause, for any reason, you will receive a severance package providing no less than 90 days of base salary. This may be modified if mutually agreed in the more comprehensive employment agreement.

•	Additional Obligations: You will be required to execute any standard employee related documentation such as our Employment Agreement, voting rights agreement, policies and procedures manual, other stock related documents, non-disclosure agreement and non-compete/non-solicitation agreements. In addition, you also agree not to seek other employment prior to your official hire date.

 Please confirm your acceptance of this offer by signing agreement and emailing it to jplotke@echoautomotive.com no later than September 25, 2013.

Please note that by signing this offer of employment you confirm your ability to perform the job as per the job description, your ability to accept the position being offered and discussed during your interview and which will be reflected in your Employment Agreement.

We sincerely look forward to working with you.

Sincerely,

_______________________________

Jason Plotke
President & Chairman

Agreed to and accepted:

______________________________
EMPLOYEE